Exhibit 10.4

HOSPIRA, INC.

2004 PERFORMANCE INCENTIVE PLAN

(Effective April 30, 2004, as amended effective January 1, 2010)

HOSPIRA, INC.

2004 PERFORMANCE INCENTIVE PLAN

SECTION 1.           Establishment and Purposes

1.1           Establishment of the Plan.  Hospira, Inc. (“Hospira”) hereby establishes the “Hospira, Inc. Performance Incentive Plan” the (“Plan”), as set forth in this document.  The Plan shall become effective as of April 30, 2004 (the “Effective Date”) and shall remain in effect as provided in Section 6.1 hereof.

1.2           Purposes of the Plan.  The purposes of the Plan are to:

(a)           Provide flexibility to Hospira in its ability to attract, motivate, and retain the services of participants in the Plan (“Participants”) who make significant contributions to Hospira’s success and to allow Participants to share in the success of Hospira;

(b)           Optimize the profitability and growth of Hospira through incentives which are consistent with Hospira’s goals and which link the performance objectives of Participants to those of Hospira’s shareholders; and

(c)           Provide Participants with an incentive for excellence in individual performance.

SECTION 2.           Administration

2.1           General.  The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of Hospira (the “Board”).

2.2           Authority of the Committee.  The Committee will have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan, and to establish and amend rules pertaining thereto.  All rules, regulations and interpretations shall be conclusive and binding on all persons.  The Committee has sole responsibility for selecting Participants, establishing performance objectives, setting award targets, and determining award amounts.

2.3           Delegation by the Committee.  The Committee from time to time may delegate the performance of certain ministerial functions in connection with the Plan, such as the keeping of records, to such person or persons as the Committee may select.  The cost of administration of the Plan will be paid by Hospira.

SECTION 3.           Eligibility and Participation

3.1           Eligibility and Participation.  Eligibility for participation in the Plan shall be limited to officers of Hospira and its subsidiaries.  Participants in the Plan will be determined annually by the Committee from those officers eligible to participate in the Plan.

SECTION 4.           Performance Objectives.

4.1           Performance Objectives.  The Plan’s performance objectives (the “Performance Objectives”) shall be determined with reference to Hospira’s Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).

4.2           Individual Base Award Allocation — Defined.

(a)           For the performance period beginning on the Effective Date and ending on December 31, 2004 (the “2004 Period”), the base award allocation for the Chief Executive Officer, if a Participant for such period, shall be .020 of Hospira’s EBITDA for the 2004 Period.  The base award allocation for the Chief Operating Officer, if a participant for such period, shall be .015 of Hospira’s EBITDA for the 2004 Period.  The base award allocation for any other Participant shall be .010 of Hospira’s EBITDA for the 2004 Period.

(b)           For all fiscal years beginning after December 31, 2004, the base award allocation for the Chief Executive Officer, if a Participant for such fiscal year, shall be .020 of Hospira’s EBITDA for that fiscal year.  The base award allocation for the Chief Operating Officer, if a participant for such fiscal year, shall be .015 of Hospira’s EBITDA for that fiscal year.  The base award allocation for any other Participant shall be .010 of Hospira’s EBITDA for that fiscal year.

SECTION 5.           Final Awards

5.1           Final Award Allocation.  As soon as practical after the close of each fiscal year, a Participant’s final award allocation will be determined solely on the basis of the Performance Objectives.  In determining a Participant’s final award allocation, the Committee will have the discretion to reduce, but not increase, a Participant’s base award allocation, provided that a Participant’s individual performance will be considered by the Committee in exercising that discretion.

5.2           Payment of Awards.  A Participant’s final award allocation will be paid or deferred in the manner and at the time(s) established by the Committee but no later than 2 ½ months after the end of the fiscal year to which the award relates.

5.3           Right to Correct Payments.  Subject to Hospira’s Executive Compensation Recovery Policy, and notwithstanding anything in the Plan to the contrary, if the Committee determines, in its sole discretion, that an award was based on Hospira’s published financial statements that have been restated then, at the Committee’s direction, Hospira may, but in no case later than 60 months of such restatement:

(a)           correct any payment that was based upon the financial performance in the published financial statements that was subsequently restated; and

(b)           if any payment would have been lower had the financial results been properly reported, recover any payment to the Participant under the Plan that was calculated based upon the achievement of the financial results that were subsequently restated.

The Committee may, in its sole discretion, effect any recovery by obtaining repayment directly from the Participant, setting off the amount owed to the Company against any amount or award that would otherwise be granted by the Company to the Participant, reducing any future compensation or benefit to the Participant or any combination thereof.

SECTION 6.           Duration, Amendment and Termination

6.1           Duration of the Plan.  The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect until terminated by the Board.

6.2           Amendment and Termination.  The Board, in its sole discretion, may modify or amend any or all of the provisions of the Plan at any time and, without notice, may suspend or terminate it entirely.  However, no such modification may, without the consent of the Participant, reduce the right of a Participant to a payment or distribution to which the Participant is entitled by reason of an outstanding award allocation.

SECTION 7.           Successors

7.1           Obligations.  All obligations of Hospira under the Plan with respect to awards granted hereunder shall be binding on any successor to Hospira, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Hospira.

SECTION 8.           Grantor Trusts

8.1           2004 Payments.  With respect to the final award allocation for the 2004 Period, based on elections previously filed with Abbott Laboratories for the 2004 calendar year, solely with respect to participants who have grantor trusts that were established under a similar Abbott Laboratories incentive program, Hospira shall distribute such 2004 Period award to the participant in a manner that facilitates the contribution of such amounts to such participant’s grantor trust in a manner prescribed under the 1986 Abbott Laboratories Management Incentive Plan.  Hospira shall have no obligation to maintain or make any future contributions to such grantor trusts, other than as herein provided.